Exhibit 99.1

AmpliPhi Biosciences Corporation 800 East Leigh Street Richmond, Virginia 23219

Press Release

AmpliPhi BioSciences Cleared to Submit Listing Application to NYSE MKT

Company Announces One-for-Fifty Reverse Stock Split

Shares of Common Stock Will Begin Trading on a Split-Adjusted Basis on August 07, 2015

San Diego and Richmond, VA, USA, Ljubljana, Slovenia, and Sydney, Australia, August 04, 2015 – AmpliPhi BioSciences Corporation (OTCQB: APHB), a global leader in developing bacteriophage-based antibacterial therapies to treat drug resistant infections, today announced that its board of directors has approved a one-for-fifty reverse split of the company’s common stock to become effective at market open on August 07, 2015. The company has also been cleared to submit an application to the NYSE MKT for a planned uplisting. AmpliPhi’s eligibility is subject to NYSE MKT rules and regulations and maintaining a minimum market price per share for a specified time period as determined by the NYSE.

“We believe that the reverse stock split will facilitate our listing to a major national exchange, and by listing on a national exchange we will significantly increase the marketability of the company’s common stock among both institutional and retail investors focused on national exchange-listed securities,” said M. Scott Salka, CEO of AmpliPhi. “Following our recent successful financing round in March 2015, AmpliPhi remains in a solid financial position to execute on its near-term corporate objectives and we expect that the reverse split will encourage greater interest in our Common Stock by the financial community and the investing public.”

The reverse stock split was authorized by shareholders on August 03, 2015 at the Company’s 2015 Annual Meeting. The reverse stock split is intended to increase the per share trading price of the company’s common stock to meet the minimum per share bid price required by NYSE MKT. The effect of the reverse stock split will be to combine each 50 shares of outstanding common stock into one new share, with no change in par value per share, and to reduce the number of common shares outstanding from approximately 289 million to approximately 5.8 million. On August 07, 2015, the Company’s stock will trade on the OTCQB under the symbol “APHBD”, with the “D” added to signify a reverse stock split has occurred.

Informational letters will be sent to all shareholders on record by the Company’s transfer agent, Computershare. Additional information about the reverse stock split can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

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About AmpliPhi BioSciences

AmpliPhi BioSciences Corporation (OTCQB:APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. The Company's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE:XON), the U.S. Army, The Royal Brompton Clinic in London and The University of Leicester, UK to rapidly advance bacteriophage-based therapies.

For more information, visit www.ampliphibio.com.

About Bacteriophage
Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defence for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

AmpliPhi Biosciences Corporation 800 East Leigh Street Richmond, Virginia 23219

Press Release

Forward Looking Statements
Statements in this press release about the potential listing of the Company’s common stock on the NYSE MKT, potential improvements in the marketability of the Company’s securities, the ability of the Company to execute on its near term objectives, the potential use of bacteriophages to treat bacterial infections, including infections in biofilms and infections that do not respond to antibiotics, and the development of bacteriophage-based therapies are forward looking statements subject to risks and uncertainties, including without limitation the risk that the Company will not satisfy the listing criteria of the NYSE MKT, that the trading price of the Company’s common stock may decline following the reverse split, that the Company will not be able to successfully manufacture sufficient quantities of products to conduct clinical trials or commercialize products in a timely manner or at all, that AmpliPhi may not commence clinical trials or complete IND-enabling studies as expected, that the clinical trials will not be successful, that further development of the Company's products will require extensive and expensive nonclinical and clinical testing, may not be safe or efficacious, and may not be approved for marketing by the United States Food and Drug Administration or any foreign regulatory agency. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to AmpliPhi's business in general, see AmpliPhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, filed with the Securities and Exchange Commission (SEC) on April 15, 2015.

For further information please contact
Company and Investor relations:	Media relations (USA)	Media Relations (Europe and ROW)
Baxter Phillips III Chief Business Officer +1-804-754-5442 bfp@ampliphibio.com	Danielle Lewis/Glenn Silver Lazar Partners + 1-212-867-1762 ampliphi@lazarpartners.com	Gemma Howe/Sue Charles Instinctif Partners +44 (0)20 7457 2020 Ampliphi@instinctif.com